                                                                   EXHIBIT 10.8

                       HAIGHTS CROSS COMMUNICATIONS, INC.

                                2002 EQUITY PLAN

         Haights Cross Communications, Inc., a Delaware corporation (the "Company"), hereby adopts the 2002 Equity Plan (the "Plan") as an inducement to certain employees of the Company and/or its subsidiaries (the Company and each subsidiary, as applicable, an "Employer") to continue their service to, and maximize the value of, the Company. The Plan is effective as of January 1, 2002 (the "Effective Date").

                                    SECTION 1
            ELIGIBILITY; CONSIDERATION and OTHER AGREEMENTS; CERTAIN
                                  DEFINITIONS

         1.1 PARTICIPANTS. Each employee who (a) is selected by the Company's Board of Directors, in its sole discretion, to participate in the Plan, and (b) continues to be an employee of an Employer through December 31, 2002, shall be deemed to be, and shall be referred to herein as, a "Participant."

         1.2 OTHER AGREEMENTS. Any benefit specifically identified herein for which a Participant is eligible shall be in addition to (a) the benefits available to such Participant under the terms and conditions of any current employment, change in control or similar agreement to which such Participant is a party, and (b) any amounts payable to such Participant under the Company's standard annual bonus program.

         1.3 DEFINITIONS. For purposes of this Plan, the following terms shall have the following meanings:

                  (a)      "Cause" shall mean that the Participant has:

                           (i) Acted with negligence or willful misconduct in connection with the performance of his or her material duties;

                           (ii) Acted in an insubordinate, recalcitrant, disobedient, refractory, truculent, or unmanageable manner;

                           (iii)    Acted in a violent manner;

                           (iv) Used abusive language toward any manager or employee;

                           (v) Been the subject of excessive unreported or unexcused absences;

                           (vi) Committed a material act of common law fraud against the Company or any Employer or any of their respective officers;

                           (vii)    Been convicted of a felony;

                           (viii) Breached a fiduciary duty owed to the Company or any Employer;

                           (ix)     Embezzled assets of the Company or any
         Employer;

                           (x) Failed to adequately treat a drug or alcohol dependency problem which has an adverse impact on the performance of the Participant's duties;

                           (xi) Violated any material policy of the Company or any Employer, including the Company's Equal Employment and Harassment Policy; or

                           (xii) Voluntarily resigned his or her employment with an Employer.

                  (b) "Change in Control" shall mean the consummation of a single transaction or series of related transactions in which any one of the following occur: (i) all or substantially all of the assets of the Company on a consolidated basis are sold to an unrelated person or entity, (ii) a merger, reorganization or consolidation is effected in which the outstanding shares of the Company's capital stock are converted into or exchanged for securities of the successor entity and the stockholders of the Company immediately prior to such merger, reorganization or consolidation own less than a majority of the successor entity's issued and outstanding voting securities immediately after such merger, reorganization or consolidation; or (iii) any other type of transaction is effected following which the owners of the Company's outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately after such transaction.

                  (c) "EBITDA" shall mean, with respect to each Employer, such Employer's earnings from continuing operations before (i) interest expense,
(ii) federal and state corporate income taxes, (iii) depreciation on property and equipment, and (iv) amortization of goodwill and other intangibles. EBITDA shall include amortization of capitalized product development costs. EBITDA shall exclude gains and/or losses on the sale of assets and any other non-recurring types of gains and/or losses or expenses. Consistent with this definition, EBITDA for the Company on a consolidated basis shall be calculated in a manner consistent with the calculation of the Company's traditional measurement known as Net EBITDA. EBITDA for each Employer and for the Company on a consolidated basis shall be determined by the Company's certified public accounting firm following the completion of the Company's fiscal year 2002 audited consolidated financial statements.

                  (d) "Qualified Public Offering" shall mean the Company's first underwritten public offering on a firm commitment basis by a nationally recognized investment banking organization or organizations pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act"), covering the offer and sale of the Company's common stock ("Common Stock") with respect to which (i) the Company receives aggregate net proceeds attributable to sales of Common Stock for the account of the Company (after deduction of underwriting discounts and commissions) of not less than $50 million, and (ii) such Common Stock is listed for trading on either the New York Stock Exchange, the NASDAQ National Market, or other recognized national securities exchange.

                  (e) "Regular Bonus Amount" shall mean the Participant's 2002 base compensation amount multiplied by the Participant's annual bonus percentage opportunity at the Participant's Employer's 2002 target level of performance. For example, a Participant with 2002 base compensation of $50,000 and an annual bonus percentage based on the applicable Employer's performance of 20% would have a "Regular Bonus Amount" for purpose of this Plan of $10,000.

                  (f) "Schedule A" shall refer to a schedule to be delivered separately to each employee of an Employer selected to participate in the Plan, which schedule shall set forth, on an individual basis, the manner in which each such selected employee's 2002 Equity Plan Payment (as defined below) would be calculated if such employee's Employer achieves the EBITDA targets described therein. The information provided on a Schedule A is for illustrative purposes only and shall not be deemed to grant any rights to or enlarge any rights of any person receiving a copy thereof.

                  (g) "Significant Transaction" shall mean the consummation of a single transaction or series of related transactions (not otherwise constituting a Change in Control) in which a majority or more of the assets of the Company on a consolidated basis, as determined by the Company's Board of Directors, are sold to an unrelated person or entity.

                                   SECTION 2
                             EQUITY VALUE INCENTIVE

         2.1      INCENTIVE PAYMENT.

                  (a) In the event a Participant's Employer achieves EBITDA for the fiscal year ending December 31, 2002 ("2002 EBITDA") in an amount equal to at least the "Floor" for such Employer as indicated on such Participant's Schedule A delivered in connection herewith, the Participant shall be eligible to receive under this Plan an amount equal to such Participant's Regular Bonus Amount multiplied by the "2002 Equity Plan Percentage" as shown on such Participant's Schedule A, the product of which is shown on such Participant's Schedule A as the Participant's "2002 Equity Plan Payment."

                  (b) A Participant's 2002 Equity Plan Payment based on the Participant's Employer achieving 2002 EBITDA at the Floor and at certain defined levels above the Floor, together with such Participant's applicable 2002 Equity Plan Percentage at such levels, shall be as set forth on such Participant's Schedule A. The calculation of a Participant's 2002 Equity Plan Payment if the Participant's Employer achieves 2002 EBITDA between any of the defined performance levels set forth on such Participant's Schedule A shall be made on a straight line basis, based on where actual 2002 EBITDA falls between such defined performance levels. There shall be deducted from any Participant's 2002 Equity Plan Payment under this Plan any tax or other withholding amounts required to be withheld by the Company or any Employer under applicable law.

         2.2 PAYMENTS. Subject to Section 2.3 below, a Participant shall be entitled to receive his or her applicable 2002 Equity Plan Payment as follows:

                  (a) Upon the first to occur of a Change in Control or a Qualified Public Offering, in each case which is consummated on or after January 1, 2003, each Participant that is employed by an Employer on the date such Change in Control or Qualified Public Offering is consummated shall be entitled to receive an amount equal to (i) 100% of such Participant's 2002 Equity Plan Payment, minus (ii) any amounts previously paid to such Participant pursuant to
Section 2.2(b) or Section 2.2(c) below. Any amounts paid under this Section 2.2(a) shall be paid by the Company to such Participant in a lump sum cash payment as soon as practicable, but in no event later than 30 days following the date of consummation of such Change in Control or Qualified Public Offering.

                  (b) Upon the occurrence of a Significant Transaction which is consummated on or after January 1, 2003, provided that a Change in Control or Qualified Public Offering has not been consummated prior to the date such Significant Transaction is consummated, each Participant that is employed by an Employer on the date such Significant Transaction is consummated shall be entitled to receive an amount equal to the lesser of (i) the percentage of such Participant's 2002 Equity Plan Payment which is equivalent to the percentage of the Company's assets which is sold in such Significant Transaction, or (ii) such Participant's 2002 Equity Plan Payment minus any amounts previously paid to such Participant pursuant to this Section 2.2(b) and Section 2.2(c) below. Any amounts paid under this Section 2.2(b) shall be paid by the Company to such Participant in a lump sum cash payment as soon as practicable, but in no event later than 30 days following the date of such Significant Transaction.

                  (c) On each of March 31, 2003, September 30, 2003 and March 31, 2004 (each, a "Partial Payment Date"), provided that a Change in Control or Qualified Public Offering has not been consummated prior to such applicable Partial Payment Date, each Participant that is employed by an Employer on the applicable Partial Payment Date shall receive an amount equal to the lesser of (i) thirty-three and one-third percent (33 1/3%) of such Participant's 2002 Equity Plan Payment, or (ii) such Participant's 2002 Equity Plan Payment minus any amounts previously paid to such Participant pursuant to
Section 2.2(b) above and this Section 2.2(c) (each, a "Partial Payment"). Any Partial Payment made under this Section 2.2(c) shall be paid by the Company to each Participant in a lump sum cash payment.

         2.3 TERMINATION OF EMPLOYMENT. Notwithstanding the foregoing, if, after December 31, 2002 and prior to the payment in full of such Participant's 2002 Equity Plan Payment under Section 2.2 above, a Participant's employment with his or her Employer is terminated by such Employer:

                  (a) without Cause, then such terminated Participant shall be entitled to receive such Participant's 2002 Equity Plan Payment or the applicable portion thereof under Section 2.2(a) or Section 2.2(b) above (in the case of a Change in Control, Qualified Public Offering or Significant Transaction), or any remaining Partial Payments thereof under Section 2.2(c) above, in the manner and at the times provided in Section 2.2(a), Section 2.2(b) or Section 2.2(c) above, respectively, subject to Section 2.4 below; or

                  (b) for Cause, then such terminated Participant shall not be entitled to receive any part of such Participant's 2002 Equity Plan Payment under Section 2.2(a) or Section 2.2(b) above (in the case of a Change in Control, Qualified Public Offering or Significant Transaction) or any remaining Partial Payments thereof under Section 2.2(c) above.

         2.4 PAYMENT IN CONNECTION WITH TERMINATION OF EMPLOYMENT WITHOUT CAUSE. In connection with the termination of a Participant's employment with his or her Employer without Cause, then the Company's obligation to pay to such Participant any part of his or her 2002 Equity Plan Payment under Section 2.2(a) or Section 2.2(b) above or any remaining Partial Payments thereof under Section 2.2(c) above shall be expressly conditioned upon such Participant's execution and delivery to the Company of a general release of any and all claims against the Company and any Employer, which release shall be in a form acceptable to the Company.

                                    SECTION 3
                                 ADMINISTRATION

         3.1 ADMINISTRATION OF THE PLAN. The Chief Executive Officer of the Company (the "Administrator") shall have the sole discretionary power to interpret the provisions of this Plan, and make all decisions and exercise all rights with respect to the Plan. The Administrator shall have final authority to apply the provisions of the Plan, and shall also have the exclusive discretionary authority to make all determinations (including, without limitation, the interpretation and construction of the Plan and the determination of relevant facts) regarding the entitlement of benefits hereunder and the amount of benefits to be paid from the Plan. The Administrator's exercise of its discretionary authority shall be binding on all parties.

         3.2 AMENDMENT OR TERMINATION OF PLAN. This Plan may be amended, modified or terminated only by the Board of Directors of the Company. This Plan will automatically terminate as to each Participant (a) as of December 31, 2002 if such Participant's Employer fails to achieve 2002 EBITDA in an amount equal to at least the "Floor" for such Employer indicated on such Participant's Schedule A, (b) upon the date such Participant is terminated for Cause, or (c) upon the last date upon which payments under this Plan are made to such Participant under Section 2.2 above. Notwithstanding the foregoing, this Plan may be amended, modified or terminated earlier by the Board of Directors at any time; provided, that the Board shall not be permitted to amend, modify or terminate the Plan with respect to persons who, as of the date of such amendment, modification or termination and absent such amendment, modification or termination, would thereafter be entitled to payments under the Plan unless each such person agrees in writing to such amendment, modification or termination.

         3.3 EMPLOYMENT STATUS. This Plan does not constitute a contract of employment or impose on any Participant any obligation to remain as an employee of an Employer, or impose on an Employer any obligation (a) to retain any employee or Participant as an employee, (b) to change the status of any employee or Participant as an at-will employee, or (c) to change such Employer's policies regarding termination of employment.

         3.4 CONFIDENTIALITY. As a condition to participation in the Plan, each Participant agrees that he or she shall hold in strict confidence, and shall protect and maintain the confidentiality of, the terms and provisions of this Plan, such Participant's Schedule A delivered in connection herewith, and all other matters related to or contemplated by this Plan.

ADOPTED BY THE BOARD OF DIRECTORS: February 12, 2002